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                                                                      Exhibit 12

                  The Williams Companies, Inc. and Subsidiaries
           Computation of Ratio of Earnings to Combined Fixed Charges
                    and Preferred Stock Dividend Requirements
                              (Dollars in millions)


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
                                                                          Three months ended
                                                                            March 31, 1999
                                                                           ---------------
Earnings:
   Income before income taxes, extraordinary loss
      and change in accounting principle                                   $          95.8
   Add:
      Interest expense - net                                                         133.9
      Rental expense representative of interest factor                                19.2
      Minority interest in (income) loss of consolidated subsidiaries                   .6
      Interest accrued - 50% owned company                                             1.8
      Equity losses in less than 50% owned companies                                  20.3
      Other                                                                            2.1
                                                                           ---------------

         Total earnings as adjusted plus fixed charges                     $         273.7
                                                                           ===============

Fixed charges and preferred stock dividend requirements:
   Interest expense - net                                                  $         133.9
   Capitalized interest                                                                9.4
   Rental expense representative of interest factor                                   19.2
   Pretax effect of dividends on preferred stock of
      the Company                                                                      2.7
   Interest accrued - 50% owned company                                                1.8

                                                                           ---------------
         Combined fixed charges and preferred stock dividend requirements  $         167.0
                                                                           ===============

Ratio of earnings to combined fixed charges and
   preferred stock dividend requirements                                              1.64
                                                                           ===============
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